Exhibit 99.1

Armco Metals Holdings Enters into Agreement to Acquire 100% of Draco Resources, Inc.

San Mateo, CA – (Market Wire -April 16, 2014) - Armco Metals Holdings, Inc. ("Armco Metals") (NYSE MKT: AMCO), a distributor of imported metal ores and a steel recycler, today announced that it entered into a stock purchase agreement to acquire 100% of Draco Resources, Inc. (“Draco Resources”), a California-based corporation engaged in the exploration, mining, and trading of iron ore and minerals, via a stock exchange valued at approximately $46 million at the closing price of Armco Metals as of April 15, 2014. The closing of the acquisition is subject to completion of due diligence, approval from shareholders, approval for continued listing by the New York Stock Exchange, and approval by any applicable governmental regulatory agency. Upon successful completion of the acquisition, Draco shareholders will own approximately 72.8% of the total outstanding shares of the combined companies.

Draco Resources is engaged in the exploration, mining, and trading of iron ore and other mineral resources. Currently, Draco Resources owns exclusive rights of management, operation, distribution and sale of approximately five million metric tons of iron ore fine in the state of Alabama. Draco Resources commenced its first shipment of 55,000 metric tons on a vessel bound for China in March 2014 and plans to ship out 1 to 3 vessels of that same size to China on a monthly basis or a total of 55,000 to 165,000 metric tons per month over the course of the next four years or until such time as the total 5 million metric ton shipment is completed. Draco Resources expects to generate gross profit of approximately $20 to $30 per metric ton based on the current spot price of iron ore, CFR China.

Commenting on the stock purchase agreement, Kexuan Yao, Chairman and CEO of Armco Metals, stated, "We are very excited about this acquisition for our company as we believe it will enable strong, rapid growth over the next four years. Draco has the plan in place to generate substantial cash flow for Armco Metals on a monthly basis which in turn will enable us to use that cash flow to further expand our own mineral trading business as well as our metal recycling operations. Management believes the combined companies will significantly improve overall shareholder value for years to come.”

ABOUT ARMCO METALS HOLDINGS, INC.

Armco Metals Holdings, Inc. is engaged in the sale and distribution of metal ore and non-ferrous metals and is in the recycling business. Armco Metals' customers include some of the fastest growing steel producing mills and foundries. Raw materials are acquired from a global group of suppliers located in various countries, including, but not limited to, Brazil, India, Indonesia, Ukraine and the United States. Armco Metals' product lines include ferrous and non-ferrous ore, iron ore, chrome ore, nickel ore, magnesium, copper ore, manganese ore, steel billet and recycled scrap metals. For more information about Armco Metals, please visit http://www.armcometals.com.

SAFE HARBOR STATEMENT

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Armco Metals Holdings, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "believes" and "projects") are forward-looking and involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our expectations regarding our revenues and production related to our scrap metal recycling operations, pricing and demand for our product lines and the extent of government imposed energy and monetary policy restrictions and resulting blackouts and associated impact on our trading and recycling operations.

We caution that investors should not place undue reliance on any forward-looking statements herein. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. This press release is qualified in its entirety by the following, including, but not limited to, any expectations with respect to the Company's revenues and operations, institution of governmental regulations relating to our businesses and the international economic climate, and the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2013, and our subsequent filing with the Securities and Exchange Commission.

Contact:

Armco Metals Holdings, Inc.
Christina Xiong
Office: 650.212.7620
Email: ir@armcometals.com
Website: www.armcometals.com

IR Representative

Richard Galterio

Tel: 954 363-7333, Ext 316